Exhibit 5.1
May 28, 2010
Harmonic Inc.
549 Baltic Way
Sunnyvale, California 94089
Re: Registration Statement on Form S-8
Gentlemen:
We have examined the registration statement on Form S-8 filed by Harmonic Inc. (“you” or the “Company”) with the Securities and Exchange Commission on or about May 28, 2010 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of (i) 10,600,000 shares of the Company’s common stock, par value $0.001 per share (the “1995 Shares”), under the Company’s 1995 Stock Plan (the “1995 Plan”); and (ii) 400,000 shares of the Company’s common stock, par value $0.001 per share (the “2002 Shares,” and together with the 1995 Shares, the “Shares”), under the Company’s 2002 Director Stock Plan (the “2002 Plan,” and together with the 1995 Plan, the “Plans”). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.
It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the respective Plan, the Shares will be legally and validly issued, fully paid and non-assessable.
We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.
Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation